Manatron Announces Profitable
Fiscal 2007 First Quarter

•	Company revenues exceed $10 million
•	Company regains profitability
•	Company receives a $840,000 contract from Clay County, Missouri
•	Company receives $2.4 million in contracts from Ohio and Oregon

FOR IMMEDIATE RELEASE
CONTACT:
Paul Sylvester, Co-Chairman and CEO
Manatron, Inc. (269) 567-2900
paul.sylvester@manatron.com

KALAMAZOO, MI--(PR NEWSWIRE) - September 13, 2006-Manatron, Inc. (NASDAQ: MANA) a leading provider of software products and services for local governments, including the Government Revenue Management® (GRM®) software, today announced its financial results for the first quarter of fiscal 2007, which ended July 31, 2006.

For the quarter, the Company reported net revenues of $10.7 million, which is a 14.4 percent increase over the $9.4 million of net revenues that were reported for the first quarter in the prior fiscal year. The Company's first quarter net revenues were also 8.2 percent higher than the net revenues that were posted for the fourth quarter of fiscal 2006. Operating income was $60,079 for the quarter, which represents a significant improvement over the operating loss of $1.3 million that was reported for the first quarter of the prior fiscal year, as well as a positive swing of over $2.3 million from the operating loss that was incurred for the most recently ended fourth quarter of fiscal 2006. Net income was $51,541 or $.01 per diluted share for the first quarter versus a net loss of $737,879 or $(.17) per diluted share for the comparable period in the prior fiscal year.

"I am pleased with the double-digit growth in our revenues for the quarter, but more importantly, with our return to profitability," said Paul R. Sylvester, Manatron's Chief Executive Officer. "With our second year of successful delivery of property values and tax bills in Gwinnett County behind us, as well as our recent GRM wins in Arizona, Minnesota, Nevada, South Carolina, Tennessee and Virginia, we are starting to build a portfolio of reference accounts which will enable us to shorten the sales cycle and further increase our leadership position in the Property Tax market. While this optimism and the positive impact of our reference accounts is not yet fully apparent in our financial results, we were able to return to profitability and once again cross the $10 million revenue milestone, both indications of operational improvement. Our return to profitability was primarily due to a lower cost structure, which was as a result of the restructuring we implemented near the end of our last fiscal year."

"We have yet to fully benefit from the ASIX acquisition, as our integration efforts are ongoing," Sylvester continued. "However, the ASIX team has provided us an immediate and significant presence in California, which we expect will result in new business for us in this fiscal year and

Manatron Announces Fiscal 2007 First Quarter Financial Results; Page 2

beyond. In addition, ASIX is providing us with valuable subject matter expertise and assistance on Property Tax projects we have in process in Illinois, Minnesota, Nevada and Oregon."

"Other recent highlights include approximately $2.4 million of new business signed in Ohio and Oregon," Mr. Sylvester concluded. "The Ohio sales are upgrades to MVP Tax and CAMA for current clients, while the Oregon sales are new accounts. We also recently announced a new Property Tax contract with Clay County, Missouri, another new client for Manatron. This contract will generate approximately $750,000 of license fees and professional services and provides an additional $90,000 of software maintenance and support annually. Finally, the first quarter included the successful delivery of GRM Tax and CAMA in Kenai, Alaska, our third county who is live on this new software. We currently have the same GRM code base running or being implemented in nine states."

Financial Results
The increase in revenues was primarily due to the acquisition of ASIX, which occurred on February 1, 2006. As a result, the prior year first quarter did not reflect any of their revenues. Software license fees increased 72.0 percent to $1.0 million for the quarter versus $588,000 for the comparable period in the prior fiscal year. This increase was driven by the installation of Lawrence County, Ohio, as well as the continued execution of the Company's GRM implementations in Minnesota, Nevada, South Carolina, Tennessee and Virginia. Recurring software support and maintenance fees increased 25.4 percent to $4.6 million for the quarter from $3.6 million in the first quarter of last year due to the acquisitions of the Plexis Group and ASIX in the prior fiscal year. Annual price increases and new support initiated on recently completed implementations in Gwinnett County, Georgia; Payette County, Idaho; Duval County, Florida; Davidson County, Tennessee; and the CAMA portion of the City of Virginia Beach contract also contributed to the increase.

Professional services revenues increased 9.1 percent to $4.3 million for the quarter from $4.0 million in the prior year first quarter. This increase was driven by the additional consulting services that the Company now has as a result of the ASIX acquisition. In addition, appraisal services revenues increased by $163,000 over the prior year three month period due to the timing of the completion of a large appraisal project. The Company anticipates that appraisal services revenues for the remaining nine months of fiscal 2007 will lag behind prior year comparable amounts due to the reduction in backlog for this work, as well as the fact that the Company is at the low point of this cyclical business. The appraisal business continues to serve as a conduit for software sales.

Cost of revenues for the first quarter decreased by 8.7 percent to $6.1 million for the quarter from $6.7 million in the comparable period in the prior fiscal year. This resulted in an increase in gross profit to $4.6 million or 43.3 percent of sales from gross profit of $2.7 million and a margin of 29.0 percent for the first quarter in the prior fiscal year. This improvement was due to the restructuring that occurred at the end of the prior fiscal year, as well as a lower utilization of subcontractors on the Baltimore project in the current year quarter. Selling, general and administrative expenses increased to $4.6 million for the three months ended July 31, 2006 from $4.0 million for the three months ended July 31, 2005 primarily because of additional amortization expense related to the intangible assets acquired in connection with the Company's acquisitions of Plexis and ASIX. The remaining increase is due to the addition of key sales, marketing and development personnel associated with the Plexis and ASIX acquisitions offset by decreased costs attributable to the restructuring noted previously.

As of July 31, 2006, the Company's backlog was $17.3 million compared to $13.4 million at July 31, 2005. These backlog amounts are exclusive of the Company's $20.0 million of annualized recurring revenue from maintenance, support, e-government subscriptions, and printing and processing contracts as of July 31, 2006. In addition, the current backlog amount is exclusive of $2.0 million of the new contracts in Ohio and Oregon and the $840,000 contract with Clay County, Missouri noted above.

Manatron Announces Fiscal 2007 First Quarter Financial Results; Page 3

The Company finished the quarter with working capital of $5.0 million, $2.1 million in cash, and no bank debt. Shareholders' equity was $23.2 million compared to $23.0 million as of April 30, 2006.

"Manatron's GRM solution is now gaining the traction nationally that we expected when we embarked on this strategic evolution," said G. William McKinzie, Manatron's President and Chief Operating Officer. "Recent wins in Minnesota, Horry County, South Carolina, Washoe County, Nevada, Virginia Beach, Virginia and several counties in Tennessee, Ohio and Oregon should serve as the basis of our next phase of growth. In addition, the difficult decisions to streamline our organization have enabled us to regain profitability. I am confident that we will continue our momentum in the second quarter and for the balance of our fiscal year."

Teleconference Information

Management will discuss the results in a conference call, scheduled for 4:15 p.m. Eastern Time, on Wednesday, September 13, 2006. Anyone interested in participating should call 888-603-6873 if calling within the United States or 973-582-2706 if calling internationally. There will be a playback available until September 20, 2006. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pin number 7834356 for the replay. This call is being web cast by ViaVid Broadcasting and can be accessed at Manatron's website at www.manatron.com. The web cast may also be accessed at ViaVid's website at www.viavid.net. The web cast can be accessed until October 13, 2006 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Manatron, Inc.: Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments. Manatron's products support the back-office processes for these government agencies and facilitate the broader business processes via eGovernment and Internet features, such as Internet payments and mortgage lender integration, targeted at the needs of taxpayers and industry professionals. Manatron also provides mass appraisal services, which includes the assessment of residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron is headquartered in Portage, Michigan and has offices in Florida, Georgia, Illinois, Indiana, Ohio, Tennessee and Washington. Manatron currently serves approximately 1,300 customers in 30 states and two Canadian territories. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

# # #

Tables to Follow

Manatron Announces Fiscal 2007 First Quarter Financial Results; Page 4

MANATRON, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31, 2006	April 30, 2006
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash and equivalents	$2,080,253	$4,209,831
Accounts receivable, net	7,377,017	7,556,313
Income tax receivable	1,960,826	2,182,248
Revenues earned in excess of billings on long-term contracts	6,229,105	6,151,346
Unbilled retainages on long term contracts	1,206,637	1,105,320
Notes receivable	443,960	450,565
Inventories	230,993	146,800
Deferred tax assets	1,153,651	1,153,651
Other current assets	657,641	485,525

Total current assets	21,340,083	23,441,599

NET PROPERTY AND EQUIPMENT	2,514,497	2,618,588

OTHER ASSETS:
Notes receivable, less current portions	256,630	272,261
Computer software development costs, net of accumulated amortization	2,658,335	2,610,216
Goodwill	12,022,385	12,022,385
Intangible assets, net of accumulated amortization	2,962,392	3,202,935
Other, net	246,265	253,980
Total other assets	18,146,007	18,361,777
Total assets	$42,000,587	$44,421,964

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$811,737	$898,301
Current portion of notes payable	2,500,000	2,700,000
Billings in excess of revenues earned on long-term contracts	2,725,003	3,373,271
Billings for future services	7,055,747	8,369,114
Accrued liabilities	3,233,429	3,419,286
Total current liabilities	16,325,916	18,759,972

DEFERRED INCOME TAXES	284,963	284,963
LONG-TERM PORTION OF NOTES PAYABLE	2,139,933	2,334,228

SHAREHOLDERS' EQUITY:
Common stock	16,693,916	16,538,483
Retained earnings	6,555,859	6,504,318
Total shareholders' equity	23,249,775	23,042,801
Total liabilities and shareholders' equity	$42,000,587	$44,421,964

Manatron Announces Fiscal 2007 First Quarter Financial Results; Page 5

MANATRON, INC.
CONDENSED CONSOLIDATE STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended July 31,
	2006	2005
NET REVENUES	$10,722,459	$9,373,152

COST OF REVENUES	6,080,203	6,656,237

Gross profit	4,642,256	2,716,915

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,582,177	3,983,752

Income (loss) from operations	60,079	(1,266,837)

OTHER INCOME, NET	23,062	75,958

Income (loss) before provision (credit) for income taxes	83,141	(1,190,879)

PROVISION (CREDIT) FOR INCOME TAXES	31,600	(453,000)

NET INCOME (LOSS)	$51,541	$(737,879)

BASIC EARNINGS (LOSS) PER SHARE	$.01	$(.17)

DILUTED EARNINGS (LOSS) PER SHARE	$.01	$(.17)

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	4,875,851	4,259,361

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	4,935,628	4,259,361